Exhibit 99.1

DUNE ENERGY PLANS TO ISSUE $285 MILLION SENIOR SECURED NOTES AND

$140 MILLION REDEEMABLE CONVERTIBLE PREFERRED STOCK

Houston, Texas, April 24, 2007 – Dune Energy, Inc. (“Dune” or the “Company”) (AMEX: DNE) announced today that it plans to issue $285 million of Senior Secured Notes in reliance on Rule 144A and Regulation S to a limited number of institutional investors under the Securities Act of 1933, as amended (the “Act”) and $140 million of Redeemable Convertible Preferred Stock in reliance on Rule 144A under the Act. Dune intends to use the net proceeds from such issuances to acquire all of the outstanding capital stock of Goldking Energy Corporation, as announced by the Company on April 18, 2007. Remaining proceeds from the issuances will be used to pay fees and expenses associated with the acquisition and for general working capital.

Neither the Senior Secured Notes nor the Preferred Stock have been registered under the Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

Dune expects that the offerings related to the Senior Secured Notes and the Preferred Stock will close concurrently in late May 2007, although there can be no assurances in that regard.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.